Exhibit 99.1

FibroGen Announces New Appointments to its Board of Directors

- Appoints Aoife Brennan, M.B., B.Ch., President and CEO of Synlogic Inc. (NASDAQ:SYBX) -

- Appoints Ben Cravatt, Ph.D., Professor and the Norton B. Gilula Chair of Chemical Biology in the Department of Chemistry at the Scripps Research Institute -

SAN FRANCISCO, August 6, 2020 (GLOBE NEWSWIRE) -- FibroGen, Inc. (NASDAQ:FGEN) announced the appointment of Dr. Aoife Brennan and Dr. Ben Cravatt to its Board of Directors effective August 5, 2020. Dr. Brennan is President and CEO of Synlogic Inc. (NASDAQ:SYBX), a clinical stage biotechnology company bringing the transformative potential of synthetic biology to medicine. She joined Synlogic as Chief Medical Officer in 2016 and was promoted to CEO in October 2018. Dr. Cravatt is a Professor and the Norton B. Gilula Chair of Chemical Biology in the Department of Chemistry at The Scripps Research Institute. His research group is interested in developing chemical proteomic technologies that enable protein and drug discovery on a global scale and applying these methods to characterize biochemical pathways that play important roles in human physiology and disease. Professor Cravatt joined the faculty at The Scripps Research Institute in 1997.

“We are honored to welcome both Aoife and Ben to our Board of Directors at this exciting point in FibroGen’s history. Aoife’s deep experience in rare diseases and clinical development, and Ben’s world-class expertise in biology and chemistry will provide invaluable perspective to our Board.” said Enrique Conterno, Chief Executive Officer, FibroGen.

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“I very much look forward to working with Mr. Conterno and the other Directors to deliver on the unlimited potential of FibroGen and its exciting portfolio of innovative medicines to address major unmet needs in human health and disease.” said Dr. Cravatt.

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“I am excited to join FibroGen's Board as the company moves to accelerate pivotal study development of pamrevlumab in multiple orphan indications, and toward approval and launch of roxadustat for the treatment of anemia associated with CKD worldwide, as well as expanding into additional indications for the treatment of anemia.,” Dr. Brennan added. “I look forward to working with Enrique and the entire Board of Directors to advance these important products.”

Prior to joining Synlogic, Dr. Brennan served as Vice President and Head of the Rare Disease Innovation Unit at Biogen where her responsibilities included the global marketing approvals of ALPROLIX™, ELOCTATE™ and SPINRAZA™ as well as the advancement of several early-phase programs and external collaborations. She served as a Director of Ra Pharmaceuticals from Sept 2018 through its acquisition in April 2020. Dr. Brennan holds a medical degree from Trinity College Dublin, Ireland and completed residency and fellowship training in general internal medicine and endocrinology. She has completed post-doctoral training in clinical research and metabolism at the Beth Israel Deaconess Medical Center in Boston and is a graduate of the Harvard Medical School Scholars in Clinical Science Program.

Exhibit 99.1

A Professor at Scripps Research for more than twenty years, Dr. Cravatt is an Associate Editor for Journal of the American Chemical Society and is a co-founder of Activx Biosciences, Abide Therapeutics, and Vividion Therapeutics. He serves on the Board of Directors of Vividion, Boundless Bio, and Autobahn Therapeutics. Dr. Cravatt’s honors include a Searle Scholar Award, the Eli Lilly Award in Biological Chemistry, a Cope Scholar Award, the ASBMB Merck Award, the RSC Jeremy Knowles Award, the AACR Award for Achievement in Chemistry in Cancer Research, and memberships in the American Academy of Arts and Sciences, National Academy of Inventors, National Academy of Medicine, and National Academy of Sciences. Dr. Cravatt obtained his undergraduate education at Stanford University, receiving a B.S. in the Biological Sciences and a B.A. in History. He then received a Ph.D. from The Scripps Research Institute in 1996.

“I am delighted to welcome Drs. Brennan and Cravatt to the FibroGen Board of Directors,” said Jim Schoeneck, chairman of FibroGen’s Board. “Both will bring fresh perspectives that will help the Board and management advance our clinical development and research agendas to bring potential first-in-class medicines to patients suffering from chronic or life-threatening conditions.”

About FibroGen

FibroGen, Inc. is a biopharmaceutical company committed to discovering, developing and commercializing a pipeline of first-in-class therapeutics. The company applies its pioneering expertise in hypoxia-inducible factor (HIF) and connective tissue growth factor (CTGF) biology to advance innovative medicines to treat unmet needs. The Company is currently developing and commercializing roxadustat, an oral small molecule inhibitor of HIF prolyl hydroxylase activity, for anemia associated with chronic kidney disease (CKD). Roxadustat is also in clinical development for anemia associated with myelodysplastic syndromes (MDS) and for chemotherapy-induced anemia. Pamrevlumab, an anti-CTGF human monoclonal antibody, is in clinical development for the treatment of idiopathic pulmonary fibrosis (IPF), locally advanced unresectable pancreatic cancer, Duchenne muscular dystrophy (DMD), and coronavirus (COVID-19). For more information, please visit www.fibrogen.com.

Forward-Looking Statements

This release contains forward-looking statements regarding our strategy, future plans and prospects, including statements regarding the development and commercialization of the company’s product candidates. These forward-looking statements include, but are not limited to, statements about our plans, objectives, representations and contentions and are not historical facts and typically are identified by use of terms such as “may,” “will”, “should,” “on track,” “could,” “expect,” “plan,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “continue” and similar words, although some forward-looking statements are expressed differently. Our actual results may differ materially from those indicated in these forward-looking statements due to risks and uncertainties related to the continued progress and timing of our various programs, including the enrollment and results from ongoing and potential future clinical trials, and other matters that are described in our Annual Report on Form 10-K for the fiscal year ended December 31, 2019 and our Quarterly Report on Form 10-Q for quarter ended June 30, 2020 filed with the Securities and Exchange Commission (SEC), including the risk factors set forth therein. Investors are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release, and we undertake no obligation to update any forward-looking statement in this press release, except as required by law.

Exhibit 99.1

Contact:

FibroGen, Inc.

Media Inquiries:

Sara Iacovino

1.703.474.4452

sara.iacovino@gcihealth.com

Investors:

Michael Tung, M.D.

Corporate Strategy / Investor Relations

1.415.978.1434

mtung@fibrogen.com